Calculation of Filing Fee Tables
S-8
enGene Holdings Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value per share	Other	2,000,000	$ 5.35	$ 10,700,000.00	0.0001531	$ 1,638.17
2	Equity	Common Shares, no par value per share	Other	144,650	$ 4.44	$ 642,246.00	0.0001531	$ 98.33
3	Equity	Common Shares, no par value per share	Other	416,250	$ 3.31	$ 1,377,787.50	0.0001531	$ 210.94
4	Equity	Common Shares, no par value per share	Other	93,200	$ 3.79	$ 353,228.00	0.0001531	$ 54.08
Total Offering Amounts:						$ 13,073,261.50		$ 2,001.52
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,001.52
Offering Note
[1]	(a) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the registrant is also registering an indeterminate number of additional common shares, without par value (the "Common Shares") that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction. (b) Consists of 2,000,000 Common Shares issuable pursuant to the enGene Holdings Inc. 2025 Employee Stock Purchase Plan (the "ESPP") approved by the Registrant's shareholders on June 10, 2025 at its 2025 Annual General Meeting of shareholders. (c) Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on $ 5.35, which is the average of the high and low prices of the Common Shares as reported on the Nasdaq Capital Market on September 9, 2025. Pursuant to the ESPP, the purchase price per each share of common stock reserved for issuance thereunder will be eighty-five percent (85%) of the lower of (i) the Fair Market Value per Share on the Offering Date of the applicable Purchase Period or (ii) the Fair Market Value per Share on the Purchase Date of the applicable Purchase Period (as such terms are defined in the ESPP).

[2]	(a) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the registrant is also registering an indeterminate number of additional common shares, without par value (the "Common Shares") that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction. (b) Represents the maximum number of Common Shares issuable pursuant to the inducement stock option awards made pursuant to and in accordance with the inducement grant exception under Nasdaq Listing Rule 5635(c)(4). (c) Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based upon the exercise price of the inducement options.

[3]	See Offering Note 2(a), 2(b) and 2(c).

[4]	See Offering Note 2(a), 2(b) and 2(c).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A